Exhibit 99.1

Reed’s, Inc. Announces Fourth Quarter and Full Year 2019 Financial Results

Core brand gross sales increased 9% in Fiscal 2019

First production of Reed’s Really Real Ginger Ale began today

NORWALK, CT, March 12, 2020 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal fourth quarter and full year ended December 31, 2019.

Highlights for the Fourth Quarter of 2019

●	Net Sales were $7.2 million in the fourth quarter compared to $9.6 million in the prior year. The decline compared to the prior year reflects the sale of the private label business at the end of 2018 and the discontinuation of non-core products, which collectively contributed $2.2 million of gross sales in the prior year period;
●	Core brand gross sales were flat versus prior year period as strong 6% volume growth of the Virgil’s brand, offset a decline in Reed’s;
●	Gross profit was $0.6 million compared to $2.7 million in the prior year period, reflecting discreet fourth quarter charges for inventory write-downs and year end true-ups to inventory reserves. Gross margin decreased to 8% from 28% in the prior year period. Excluding the discrete items, gross margin was approximately 26% in the fourth quarter of 2019;
●	Operating loss was $3.5 million compared to $2.1 million in the fourth quarter of 2018; and
●	Net loss was $3.8 million, or $0.09 per share, compared to $2.7 million, or $0.10 per share, in the prior year period

Highlights for the Full Year of 2019

●	Net Sales were $33.8 million in 2019 compared to $38.1 million in the prior year, reflecting a 9% increase in gross sales of core brands, offset by the sale of the private label business at the end of 2018 and the discontinuation of non-core products, which collectively contributed $6.0 million of gross sales in the prior year;
●	Gross profit decreased 26% to $7.9 million from $10.7 million in the prior year period. Gross margin decreased 475 basis points to 23% from 28% in the prior year period. Excluding the discrete items noted above, gross margin was approximately 26% in fiscal 2019;
●	Operating loss increased to $14.9 million from $8.1 million in the prior year period; and
●	Net loss was $16.1 million or $0.46 per share compared to $10.3 million or $0.41 per share in the prior year period.

Management Commentary

“We had a very productive fourth quarter, accomplishing a significant amount in a short period of time. We have strengthened our supply chain, upgrading and expanding our copacker organization and adding capacity to the equivalent of three times our current volume. We now have redundancies in each of our package types, and are now operating with uninterrupted fulfillment while driving higher quality standards. We have also worked diligently to reduce costs, both in our supply chain and SG&A, which should begin to be reflected in our margins during fiscal 2020. We feel very good about where we stand heading into the upcoming year,” stated Norman E. Snyder, Chief Executive Officer of Reed’s, Inc. “During the fourth quarter, we continued to drive growth of our core brands, led by continued strong volume growth of Virgil’s while Reed’s volume improved to roughly flat with the prior year period. The availability of Reed’s Zero Sugar in both bottles and cans positions us to return to growth in our largest brand. Our innovation continues, while more targeted and manageable. Reed’s Wellness Ginger Shots launched during the fourth quarter and we are focused on driving online sales and retail distribution. Reed’s Craft Ginger Mules are now in test in specific retailers and we are excited to begin production of Reed’s Real Ginger Ale, which began today. I am very pleased with our positioning, improved supply chain operations and how our organization has adopted a culture of execution over the past several months. We have the brands, and are now well equipped to deliver upon our opportunity. We will continue to drive constant improvement while focused on driving volume and margin enhancement in fiscal 2020 and beyond.”

Financial Overview for the Fourth Quarter of 2019 Compared to the Fourth Quarter of 2018

During the fourth quarter of 2019, net sales decreased 26% to $7.2 million compared with $9.6 million in the prior year. Core brand gross sales were flat compared to the same period in 2018, driven by 6% volume growth of the Virgil’s brand offsetting a decline in Reed’s. The decline in consolidated net sales reflected the sale of the private label business at end of fiscal 2018 and planned discontinued sales of exited and non-core products, which collectively contributed $2.2 million of gross sales in the prior year period.

Gross profit during the fourth quarter of 2019 decreased 77% to $0.6 million compared to the same period in 2018. The decrease in gross profit relates to the discontinuation of non-core and private label sales, an increase in accruals for trade promotions, approximately $0.8 million of inventory write-downs and a $0.4 million year end true-up to inventory reserves, reflecting a reversal of estimates in prior year periods. Gross margin, excluding the discrete items noted above, would have been 26% during the fourth quarter of 2019 compared to 28% of net sales in the same period in 2018.

Delivery and handling costs decreased 14% to $1.6 million during the fourth quarter of 2019 compared to the same period in 2018. As a percentage of net sales, delivery and handling costs increased 305 basis points compared to the prior year, reflecting additional freight required to rebalance inventory at the needed warehouse locations, shipping innovation products produced in limited locations and a higher portion of LTL (less than truck load) shipments to support new retailer launches. Reflecting expanded copacker production capabilities, transportation costs are expected to be reduced in coming quarters.

Selling and marketing costs increased 15% to $1.5 million during the fourth quarter of 2019. As a percentage of net sales, selling and marketing costs increased to 21%. The increase was driven by investment in sales and marketing initiatives and infrastructure, consistent with the Company’s strategy to refresh the brands, increase brand awareness, launch new products into the market, open new retail outlets and channels and increase core brands sales velocity to accelerate growth of the core brands.

General and administrative expenses (G&A) decreased to $1.0 million during the fourth quarter of 2019 compared to $1.5 million in the prior year period. The decrease in general and administrative expenses compared to the prior year period was largely driven by the exit of the Los Angeles facility and reduction of office expenses, leases, and utilities.

Operating loss during the fourth quarter of 2019 increased to $3.5 million from $2.1 million in the prior year period.

Interest expense decreased to $0.3 million during the fourth quarter of 2019 from $0.7 million during the fourth quarter of 2018.

Net loss during the fourth quarter of 2019 was $3.8 million, or $0.09 per share, compared to $2.7 million, or $0.10 per share in the fourth quarter of 2018.

Modified EBITDA loss was $3.8 million in the fourth quarter of 2019 compared to a loss $1.7 million in the fourth quarter of 2018.

Financial Overview for the Full Year of 2019 Compared to the Full Year of 2018

During the full year of 2019, net sales decreased 11% to $33.8 million compared with $38.1 million in the prior year. The decrease in gross sales was 6% compared to the same period in 2018 while core brand gross sales increased 9% compared to the same period in 2018. The core brand growth was driven by 23% volume growth of the Virgil’s brand, offset by the decline in consolidated net sales reflecting the sale of the private label business at end of fiscal 2018 and planned discontinued sales of exited and non-core products, which collectively contributed $6.0 million of gross sales in the prior year period. Additionally, reflecting the supply chain challenges during the full year, net sales were negatively impacted by approximately $2.7 million as a result of orders that were not shipped during the year.

Gross profit during the full year of 2019 decreased 26% to $7.9 million compared to the same period in 2018. The decrease in gross profit primarily relates to discontinuation of non-core and private label sales, incremental discounts and increases in inventory write offs and obsolescence reserves. Gross margin was 23% of net sales during the full year of 2019 compared to 28% of net sales in the same period in 2018. Excluding the fourth quarter inventory write-offs and reserves, and accrual for incremental discounts, gross margin would have been 26% for the full year.

Delivery and handling costs increased 9% to $6.0 million during the full year of 2019 compared to $5.5 million in the same period in 2018. As a percentage of net sales, delivery and handling costs increased 330 basis points compared to the prior year, reflecting additional freight required to rebalance inventory at the needed warehouse locations, shipping innovation products produced in limited locations and a higher portion of LTL (less than truck load) shipments to support new retailer launches.

Selling and marketing costs increased 88% to $9.2 million during the full year of 2019. As a percentage of net sales, selling and marketing costs increased to 27%. The increase was driven by investment in sales and marketing initiatives and infrastructure, consistent with the Company’s strategy to refresh the brands, increase brand awareness, launch new products into the market, open new retail outlets and channels and create new pull campaigns to increase core brands sales velocity and lay the groundwork to accelerate growth of the core brands.

General and administrative expenses (G&A) decreased to $7.6 million during the full year of 2019 compared to $8.4 million in the prior year period. The decrease in general and administrative expenses compared to the prior year period was largely driven by the exit of the Los Angeles facility and reduction of office expenses, leases, and utilities.

Operating loss during the full year of 2019 increased to $14.9 million from $8.1 million in the prior year period.

Interest expense decreased to $1.3 million during the full year of 2019 from $2.2 million during the full year of 2018.

Net loss during the full year of 2019 was $16.1 million, or $0.46 per share, compared to $10.3 million, or $0.41 per share in the full year of 2018.

Modified EBITDA loss was $12.8 million in the full year of 2019 compared to a loss $5.0 million in the full year of 2018.

Liquidity and Cash Flow

During the full year months of 2019, the Company used $18.2 million of cash in operating activities compared to $9.3 million of cash used in operating activities in the prior year period. In the three months ending December 31, 2019, the Company used $3.5 million of cash in operating activities compared to $1.2 million in the prior year period. The increase in cash used in operating activities during the fourth quarter of 2019 relates primarily to the increase in net loss and increases in inventory. As of December 31, 2019, the Company had cash of $0.9 million and $3.2 million of available borrowing capacity on its revolving line of credit.

Full Year 2020 Guidance

During fiscal 2020, the Company expects to generate core brand growth in the range of 10%+. The Company anticipates a gross margin of 32% or greater for the full year 2020.

Fourth Quarter 2019 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, March 12, 2020 to discuss its fourth quarter 2019 results. This conference call can be accessed via a link on Reed’s investor website at http://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=138285. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least five minutes before the start of the conference call.

A replay of the webcast will be archived on the Company’s website at http://investor.reedsinc.com/ under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months and Full Year Ended December 31, 2019 and 2018

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net Sales	$7,151	$9,629	$33,820	$38,102
Cost of goods sold	6,554	6,977	25,944	27,424
Gross profit	597	2,652	7,876	10,678

Operating expenses:
Delivery and handling expense	1,624	1,890	5,993	5,489
Selling and marketing expense	1,470	1,278	9,188	4,879
General and administrative expense	1,009	1,535	7,596	8,388
Impairment of assets	0	229	0	229
Gain on sale or disposal of equipment	(15)	(5)	(45)	(5)
Gain on sale of manufacturing plant to related party	0	(180)		(180)
Total operating expenses	4,088	4,747	22,732	18,800

Loss from operations	(3,491)	(2,095)	(14,856)	(8,122)

Interest expense and other financing related costs, net	(339)	(659)	(1,286)	(2,201)
Financing costs and warrant modification	0	0	0	0
Change in fair value of warrant liability	7	95	30	(2)
Extinguishment of convertible note	0	0	0	0
Net loss	(3,823)	(2,659)	(16,112)	(10,325)

Preferred Stock Dividends	-	-	(5)	(5)
Net loss attributable to common stockholders	$(3,823)	$(2,659)	$(16,117)	$(10,330)

Loss per share – basic and diluted	$(0.09)	$(0.10)	$(0.46)	$(0.41)
Weighted average number of shares outstanding – basic and diluted	43,597,097	25,705,555	35,058,004	25,357,566

REED’S, INC.

BALANCE SHEETS

As of December 31, 2019 and December 31, 2018

(Amounts in thousands)

	December 31, 2019	December 31, 2018

ASSETS
Current assets:
Cash	$913	$624
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $623 and $601, respectively	2,099	2,608
Receivable from related party		195
Inventory, net of reserve for obsolescence of $197 and $509, respectively	10,508	7,380
Prepaid expenses and other current assets	776	131
Total Current Assets	14,296	10,938

Property and equipment, net of accumulated depreciation of $342 and $799, respectively	1,053	896
Equipment held for sale, net of impairment reserves of $118 and $5,925, respectively	67	82
Intangible assets	576	576
Total assets	$15,992	$12,492

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$5,539	$5,721
Accrued expenses	646	1,483
Advances from officers		-
Line of credit	3,177	6,980
Current portion of leases payable	49	51
Current portion of long term financing obligation		-
Current portion of bank notes		-
Total current liabilities	9,411	14,235

Leases payable, less current portion	737	801
Long term financing obligation, less current portion, net of discount of $714 at December 31, 2017		-
Convertible note to a related party	4,689	4,161
Warrant liability	8	38
Other long term liabilities		-
Total Liabilities	14,845	19,235

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 70,000,000 and 40,000,000 shares authorized, respectively; 25,729,461 and 24,619,591 shares issued and outstanding, respectively	5	3
Common stock issuable, 400,000 shares at December 31, 2017		-
Additional paid in capital	77,596	53,591
Accumulated deficit	(76,548)	(60,431)
Total stockholders’ equity (deficit)	1,147	(6,743)
Total liabilities and stockholders’ equity (deficit)	$15,992	$12,492

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Full Year Ended December 31, 2019 and 2018

(Unaudited)

(Amounts in thousands)

	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net loss	$(16,112)	$(10,325)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	61	86
(Gain)/loss on sale of property & equipment	(45)	(185)
Loss on termination of leases	8	94
Amortization of discount on long-term financing obligation	323	110
Amortization of capitalized financings costs	-	75
Amortization of right of use assets	91	22
Fair value of vested stock options issued to employees for services	790	1,161
Fair value of shares granted for services		100
Fair value of vested restricted shares issued for services	506	820
Increase (decrease) in allowance for doubtful accounts	(248)	22
Increase (decrease) in inventory reserve	449	(312)
Increase/(decrease) in fair value of warrant liability	(30)	2
Accrual of interest on convertible note to a related party	528	471
Write off of intangible asset	-	229

Changes in operating assets and liabilities:
Accounts receivable	757	61
Inventory	(3,575)	(1,157)
Prepaid expenses and other assets	(645)	68
Accounts payable	(182)	(1,762)
Accrued expenses	(837)	1,190
Other long term obligations	-	(28)
Net cash used in operating activities	(18,161)	(9,258)
Cash flows from investing activities:
Proceeds from sale of property and equipment	45	1,101
Purchase of property and equipment	(322)	(159)
Net cash used in investing activities	(277)	942
Cash flows from financing activities:
Borrowings on line of credit	54,831	47,560
Repayments of line of credit	(58,827)	(43,204)
Capitalization of financing cost	(130)	(591)
Principal repayments on capital expansion loan	-	(3,947)
Principal repayments on bank notes	-	(3,000)
Principal repayments on long term financial obligation	-	(253)
Advances from officers	-	200
Repayment of amounts due to/from officers	195	(472)
Principal repayments on capital lease obligation	(48)	(312)
Exercise of warrants	365	832
Proceeds from sale of common stock	22,341	-
Net cash provided by financing activities	18,727	(3,187)

Net increase/(decrease) in cash	289	(11,503)
Cash at beginning of period	624	12,127
Cash at end of period	$913	$624

Supplemental disclosures of cash flow information:
Cash paid for interest	$498	$1,351
Non Cash Investing and Financing Activities
Dividends on Series A Convertible Preferred Stock	$5	$5
Acquisition of lease asset and liability	$-	$730
Vendor credits issued for fixed asset purchases	$-	$108
Fair value of warrant modification recorded as debt discount	$-	$161

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended December 31, 2019 and 2018 (unaudited; in thousands):

	Three Months Ended December 31,
	2019	2018
Net loss	$(3,823)	$(2,660)

Modified EBITDA adjustments:
Depreciation and amortization	44	(384)
Interest expense	339	659
Stock option and other noncash compensation	(301)	462
Change in fair value of warrant liability	(7)	(95)
Gain on Plant Sale	-	(180)
Severance	(39)	514
Total EBITDA adjustments	$36	$976

Modified EBITDA	$(3,787)	$(1,684)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.

Set forth below is a reconciliation of net income (loss) to Modified EBITDA for the 12 months ended December 31, 2019 and 2018 (unaudited; in thousands):

	Year Ended December 31,
	2019	2018
Net loss	$(16,112)	$(10,325)

Modified EBITDA adjustments:
Depreciation and amortization	152	108
Interest expense	1,286	2,201
Stock option and other noncash compensation	1,296	2,081
Change in fair value of warrant liability	(30)	2
Gain on Plant Sale	-	(180)
Severance	643	1,156
Total EBITDA adjustments	$3,347	$5,368

Modified EBITDA	$(12,765)	$(4,957)